Exhibit I

                            JOINT FILING AGREEMENT


           This will confirm the agreement by and between the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership by the undersigned of Common Stock of Applied Magnetics Corporation is being, and any and all amendments to such Schedule may be, filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:     February 19, 1999


                                    THE CHASE MANHATTAN BANK, in its capacity as Trustee for FIRST PLAZA GROUP TRUST (as Directed by General Motors Investment Management Corporation), and not in its individual capacity

                                    By: /s/ Joseph Connell
                                        ----------------------------------------
                                        Name: Joseph Connell
                                        Title: Vice President


                                    GENERAL MOTORS INVESTMENT MANAGEMENT
                                    CORPORATION

                                    By: /s/ Charles Froland
                                        ----------------------------------------
                                        Name: Charles Froland
                                        Title: Managing Director
                                               General Motors Investment
                                               Management Corporation





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